Exhibit 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (“Agreement”) is made and entered into by and among Coach Industries Group, Inc. and all affiliates of Coach (“Coach” or the “Company”) and John Gore (“Officer”) and all affiliates of Officer, (collectively, with Coach, the “Parties”), dated May 31st, 2005.

W I T N E S S E T H :

WHEREAS, Officer acted as Coach’s Chief Sales and Marketing Officer, President of Coach Financial Services and served as a Director of Coach; and

WHEREAS, Officer no longer intends to act in the capacity as Coach’s Chief Sales and Marketing Officer, President of Coach Financial Services nor serve as a director of Coach; and

WHEREAS, the Parties intend to memorialize the transition of the Officer to a different relationship with Coach, and;

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, it is agreed as follows:

1. This Agreement is not and shall not in any way be construed as an admission by any party to this Agreement of any wrongdoing. The parties have entered into this Agreement for the sole purpose of memorialize the transition and resolving any disputes between the Parties and to avoid the burden, expense, delay, and uncertainty of litigation.

2. In consideration of this Agreement, and in full and final settlement of any claims which were or could have been made by any of the Parties to this Agreement, excluding any documented expenses incurred by Officer while performing his duties to the Company that are not yet paid, including but not limited to releasing Coach from any obligations to the Officer and releasing the Officer from any Obligation to Coach, exclusive to those obligations agreed to herein, the Parties agree to the following:

(a) The Company will issue Six Hundred Thousand (600,000) shares of the Company’s common stock (the “Shares”) to the Officer as consideration underlying this Agreement and the provisions hereunder, including but not limited to, Section 2(c) herein. The Shares may be issued to parties other than the Officer at the direction of the Officer. Further, Company will pay to Mitchell L. Pashkin, Esq. as attorney for Officer at 25 Harriet Lane, Huntington, NY 11743 Fifty Thousand ($50,000) dollars in consideration for any and all unpaid salary. The payment will be made to the Officer by the Company within five (5) business days from the execution of the Agreement; and

(b) Officer agrees not to stand for election to the Board of Directors;

(c) Officer agrees not to compete in the Limousine Manufacturing and Contract Settlement Processing industries for a period of three (3) years. Officer will not solicit any Coach customer for the purpose of selling a limousine manufactured by the Officer, nor solicit any Coach employee to leave their employment with Coach, for a period of three (3) years; and

(d) The Company agrees to consider any previously identified compensation to the Officer for personal guarantees null and void, and acknowledges that the Officer never received this compensation. The Company represents that it never filed with the IRS or any other taxing authority any 1099, W-2 or other document regarding the Officer’s receipt of this compensation; and agrees at any time after this agreement upon demand to amend any such filing. Further, the Company shall use its best efforts to have terminated the personal guarantees provided by the Officer; however, in the event the personal guarantees provided by the Officer are not terminated after ninety (90) days from the date herein, the Officer shall receive One Hundred Thousand (100,000) shares of the Company’s common stock (commencing after 90 days) for each one million dollars guaranteed by a personal guarantee of the Officer. The Company agrees to provide monthly reporting on the status of any and all leases to the officer for any and all leases that the Officer has attached his personal guarantee no later than ten (10) business days from the end of the calendar month. Upon the Company’s default under any agreement guaranteed by the Officer, the ownership of the portfolio of the Company under the agreement in default immediately and automatically shall transfer to the Officer and Frank O’Donnell, as tenants in common or their assignee.

(e) Officer agrees and acknowledges that all times Officer shall not make any disparaging remarks, orally, in writing or in any other form and regardless of the truth thereof regarding Coach, its affiliates, officers, directors, employees, agents or representatives;

(f) Coach agrees and acknowledges that all times Coach shall not make any disparaging remarks, orally, in writing or in any other form and regardless of the truth thereof regarding the Officer and shall direct its affiliates, officers, directors, employees, agents or representatives to do the same;

(g) Officer will submit all documents and materials regarding Coach to the Company that are in the possession of Officer and agrees that such information is confidential and proprietary to Coach.

General Release

3. In consideration of the payments and undertakings described above and in further consideration which is hereby acknowledged, the Parties to this Agreement hereby release and forever discharge each other, their predecessors, successors, assigns, affiliated companies, shareholders, administrators, partners, officers, directors, employees, agents and attorneys from any and all claims and causes of action whatsoever, known or unknown, foreseen or unforeseen, which any party has or may have by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of this Agreement. This Release includes but is not limited to any and all claims that were asserted pursuant to the terms and conditions of the Officer’s service to the Company.

Attorneys’ Fees

4. The Parties shall bear their own attorneys’ fees and costs.

Cooperation

5. Neither Party nor individual referenced above shall take any action or refrain from taking any action in a manner which is inconsistent with the intent and spirit of this Agreement. All Parties shall cooperate fully to implement the terms and conditions of this Agreement. This

Agreement sets forth the entire agreement between the parties hereto and fully supercedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof. This Agreement may not be changed orally.

Choice of Law

6. This Agreement shall be interpreted and construed the laws of the State of Florida.

Prior Consultation

7. In signing this Agreement, the Parties expressly warrant that they have read and fully understood it. The Parties acknowledge that this Agreement is voluntary and that no one is making or forcing any party to enter into it. All parties acknowledge that they have had an opportunity to and have consulted with an attorney before signing it.

Plain Meaning

8. This Agreement shall be interpreted in accordance with the plain meaning of its terms.

Counterparts

9. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but which collectively shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COACH INDUSTRIES GROUP, INC.		OFFICER

By:	/s/ Francis O’Donnell	By:	/s/ John Gore
	Francis O’Donnell		John Gore
Chief Executive Officer